Exhibit 99.1

Contact:	NEWS RELEASE

Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214-494-3811 shelley.whiddon@alliancedata.com	Blue Nile, Inc. John Baird 206-336-6805 johnb@bluenile.com

ALLIANCE DATA ANNOUNCES NEW MULTI-YEAR AGREEMENT WITH BLUE NILE,
THE LEADING ONLINE RETAILER OF DIAMONDS AND FINE JEWELRY

Alliance Data to Launch and Manage Private Label Credit Card Program; Partnership to Focus on Driving Repeat Purchases and Customer Loyalty

DALLAS – May 10, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a new multi-year agreement to create and manage a new private label credit card program for Blue Nile (NASDAQ: NILE; www.bluenile.com), the leading online retailer of diamonds and fine jewelry. Seattle-based Blue Nile offers an expansive selection of fine jewelry, including more than 80,000 diamonds, the world’s largest collection, through its dynamic e-commerce site, its Blue Nile mobile website (m.bluenile.com), and its Blue Nile iPhone app. Blue Nile also provides customers with in-depth educational materials and unique online tools, including the Blue Nile Build Your Own Ring® feature, to place the customer in control of the jewelry-shopping process.

Card program benefits will include flexible financing options and no annual card fee, as well as online account management. Consumers can select from financing options that include 6 and 12 months same as cash. Alternately, they may choose to make payments over 24 or 48 months. Alliance Data will partner with Blue Nile to develop additional cardholder incentives and marketing efforts through advanced analytics capabilities, as well as direct mail and email, web, and mobile channels.

“By providing a more robust selection of financing and payment options, we enhance our award-winning customer service and better serve our customers during some of the largest and most emotional purchases of their lives,” said David Binder, chief financial officer of Blue Nile. “We selected Alliance Data for their industry expertise, tools and digital capabilities that will turn our engagement ring shoppers into Blue Nile customers for life.”

“We are thrilled to partner with Blue Nile—such a highly regarded and innovative online jewelry retailer. Alliance Data is uniquely positioned to support Blue Nile’s legacy of creating an engaging, rewarding customer experience that contributes to repeat purchases and increased shopper loyalty,” said Melisa Miller, president of Retail Services for Alliance Data. “We are confident our retail heritage, deep understanding of consumer shopping behavior and robust suite of credit marketing tools will help fuel Blue Nile’s customer loyalty strategy.”

Know More. Sell More.® is Alliance Data’s commitment to help its clients better understand their customers to drive sales. Leveraging deep-rooted retail expertise, card usage data, advanced analytics and market research, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to increase sales, brand affinity, and customer engagement and loyalty for its clients. Alliance Data Retail Services clients include many of North America’s best-known retail brands.

About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile's shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.

Headquartered in Dallas, Alliance Data employs nearly 9,000 associates at more than 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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